Filed Pursuant to Rule 424(b)(5)
File Number 333-266731

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 16, 2022)

Up to $135,000,000

Nuvalent, Inc.

Class A Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated August 16, 2022, which forms a part of our registration statement on Form S-3 (File Number 333-266731) and which was filed on August 17, 2022 (the Prior Prospectus). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

Under the Prior Prospectus, we registered up to $150,000,000 of shares of our Class A common stock, par value $0.0001 per share, for offer and sale pursuant to a sales agreement (the Sales Agreement) with Cowen and Company, LLC, dated as of August 10, 2022. Through the date of this prospectus supplement, we have not sold any shares of our Class A common stock pursuant to the Sales Agreement.

As of the date of this prospectus supplement, we are reducing the amount of Class A common stock that we are offering pursuant to the Sales Agreement, such that we are only offering $135,000,000 of shares of Class A common stock for sale under the Sales Agreement from and after the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Cowen

October 31, 2022.